EXHIBIT (d)

       CONTRACTUAL ADVISORY FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT made this 1st day of October, 2004 by and between THE GABELLI WESTWOOD FUNDS, a Massachusetts business trust (the "Trust"), and GABELLI ADVISERS, INC. (the "Adviser").

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for a period of one year from the date of this Agreement for each class of the following funds:

         FUND                                        TOTAL ANNUAL OPERATING EXPENSES
         ----                                        -------------------------------

                                                Class       Class       Class       Class
                                                 AAA          A           B           C
                                                -----       -----       -----       -----
Gabelli Westwood Small Cap Equity Fund          1.50%       1.75%       2.25%       2.25%
Gabelli Westwood Mighty Mites(sm) Fund          1.50%       1.75%       2.25%       2.25%
Gabelli Westwood Realty Fund                    1.50%       1.75%       2.25%       2.25%
Gabelli Westwood Intermediate Bond              1.00%       1.10%       1.75%       1.75%
  Fund

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GABELLI WESTWOOD FUNDS              GABELLI ADVISERS, INC.


By: /s/ Bruce N. Alpert                 By: /s/ James E. Mckee
    -------------------------               -------------------------

Attest: /s/ Joseph Egan                 Attest: /s/ Bruce N. Alpert
        ---------------------                   ---------------------


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